As filed with the Securities and Exchange Commission on July 13, 2023.

File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AVANOS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	46-4987888
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
5405 Windward Parkway Suite 100 South Alpharetta, Georgia 30004
(Address, including zip code, of Principal Executive Offices)
Avanos Medical, Inc. 2021 Long Term Incentive Plan, As Amended
(Full title of the plan)

Mojirade James, Esq.	Copies to:
Senior Vice President, General Counsel and Corporate Secretary	Michael L. Stevens, Esq.
Avanos Medical, Inc.	Alston & Bird LLP
5405 Windward Parkway	One Atlantic Center
Suite 100 South	1201 West Peachtree Street
Alpharetta, Georgia 30004	Atlanta, Georgia 30309
(844) 428-2667	(404) 881-7000
(Name, address and telephone number for agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Registration of Additional Shares of Common Stock Under the Plan

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 1,250,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Avanos Medical, Inc. (the “Company”) issuable under the Avanos Medical, Inc. 2021 Long Term Incentive Plan, as amended (the “Plan”). Such additional shares of Common Stock are in addition to the 3,489,976 shares of Common Stock registered on the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on July 19, 2021 (Commission File No. 333-258016) (the “Prior Registration Statement”).

The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 17, 2023. On April 27, 2023, at the Company’s 2023 Annual Meeting of Stockholders, the Company’s stockholders approved an amendment to the Plan pursuant to which, effective as of that date, the aggregate number of shares of Common Stock available for issuance under the Plan was increased by 1,250,000 shares.

Incorporation by Reference

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8, pursuant to which the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended, modified or superseded hereby.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above mentioned information should be directed to the Company’s Corporate Secretary at telephone number (844) 428-2667 or the address on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents, filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof (excluding any portions of such documents that are deemed to be “furnished” but not “filed” for purposes of the Exchange Act):
(a)The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 21, 2023;
(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 3, 2023;
(c)The Company’s Current Reports on Form 8-K, filed with the Commission on January 11, 2023 (as amended by the Company’s Current Report on Form 8-K/A filed with the Commission on February 21, 2023); February 17, 2023; March 6, 2023; May 3, 2023; June 8, 2023; and June 20, 2023;
(d)The Prior Registration Statement; and
(e)The description of the Common Stock contained in the Company’s Registration Statement on Form 10 (Commission File No. 001-36440) initially filed with the Commission on May 6, 2014, as amended by Amendment No. 1 on June 26, 2014, Amendment No. 2 on August 4, 2014, Amendment No. 3 on August 28, 2014, Amendment No. 4 on September 22, 2014, Amendment No. 5 on October 7, 2014, and Amendment No. 6 on October 15, 2014, as amended by the description of the Company’s Common Stock contained in Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any amendment or report filed with the Commission for the purpose of updating such description.
All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Limitation of Liability of Directors
The Company’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law permits the certificate of incorporation to provide that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any breach of their duty of loyalty to the corporation or its stockholders,
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
•under Section 174 of the Delaware General Corporation Law relating to unlawful payments of dividends or unlawful stock repurchases or redemptions, or
•for any transaction from which the director derived an improper personal benefit.
The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.
Indemnification of Officers and Directors
The Company’s certificate of incorporation and by-laws provide that each person who is, or was, or has agreed to become a director or officer of the Company, and each person who is, or was, or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended. However, no indemnification will be provided to any director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the Company’s Board of Directors. The by-laws provide that this right to indemnification is a contract right and shall not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the certificate of incorporation or by-laws, agreements, vote of stockholders or disinterested directors or otherwise. The by-laws also permit the Company to secure and maintain insurance on behalf of any director, officer, employee or agent for any liability arising out of his or her actions in such capacity, regardless of whether the by-laws would permit the Company to indemnify such person against such liability.
The Company has obtained directors’ and officers’ liability insurance providing coverage to its directors and officers.
Applicable Statute
Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the Company of directors and officers under the circumstances provided in the provisions of the by-laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.     Exhibits
Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on May 6, 2020.
4.2	Sixth Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Current Report on Form 8-K filed on May 6, 2020
5.1*	Opinion of Alston & Bird LLP, counsel to the Company.
23.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1*	Powers of Attorney
99.1*	Avanos Medical, Inc. 2021 Long Term Incentive Plan, as amended
107*	Calculation of Filing Fee
* Filed herewith
Item 9.     Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, state of Georgia, on this 13th day of July, 2023.

AVANOS MEDICAL, INC.

By:	/s/ Joseph F. Woody
Joseph F. Woody
Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Joseph F. Woody	Chief Executive Officer and Director (Principal Executive Officer)	July 13, 2023
Joseph F. Woody
/s/ Michael C. Greiner	Senior Vice President, Chief Financial Officer and Chief Transformation Officer (Principal Financial Officer)	July 13, 2023
Michael C. Greiner
/s/ John J. Hurley	Controller (Principal Accounting Officer)	July 13, 2023
John J. Hurley

Directors

Gary D. Blackford
John P. Byrnes
Dr. Lisa Egbuonu-Davis
Patrick J. O’Leary
Dr. Julie Shimer

By:	/s/ Mojirade James	July 13, 2023
Mojirade James Attorney-in-Fact